EXHIBIT 3.1
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                            ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                       OF
                                  I SITES, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act (the "Act"), I SITES, INC., a Florida corporation ("Corporation"), hereby amends its Articles of Incorporation as follows:

1. The Corporation hereby amends and restates Article III of its Articles of Incorporation, as follows:


                           ARTICLE III - CAPITAL STOCK
                           ---------------------------

     The maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time shall be 25,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

     2. In connection with the Corporation's amendment of Article III, the Corporation hereby combines every two shares of its issued and outstanding shares of common sock, par value $.001 per share, into one share of common stock, par value $.001 per share, such combination to be effective upon the filing of these Articles of Amendment with the State of Florida.

These Articles of Amendment have been adopted by the unanimous written consent of the directors of the Corporation, effective on February 10, 2003. These Articles of Amendment have not been approved by the shareholders of the Corporation because such approval is not required pursuant to Section 607.10025 of the Act.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by the undersigned director on this 10th day of February 2003.

                                 I  SITES,  INC.


                             By:     /s/  Brian  D.  Cohen                     .
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                                   Brian  D.  Cohen,  Director